EXHIBIT 5.1

July 11, 2006

Board of Directors

Roper Industries, Inc.

2160 Satellite Blvd., Suite 200

Duluth, Georgia 30097

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) filed by Roper Industries, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof. The Registration Statement relates to the registration for issuance pursuant to the Roper Industries, Inc. 2006 Incentive Plan (the “Plan”) the sum of (a) 3,000,000 shares of common stock, $.01 par value per share, of the Company (“Common Stock”), (b) 15,917 shares of Common Stock, representing the number of shares that, as of June 28, 2006, are unissued and not subject to any outstanding awards under the Roper Industries, Inc. 2000 Amended and Restated Incentive Plan (the “2000 Plan”), and (c) up to 3,863,376 shares of Common Stock, representing the maximum aggregate number of shares underlying outstanding awards under the 2000 Plan as of June 28, 2006 that could terminate or expire unexercised or could be cancelled, forfeited or lapse for any reason.

I am Vice President, General Counsel and Secretary for the Company and have acted in connection with the preparation of the Registration Statement. I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion. The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I can give no assurances that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

Board of Directors

Roper Industries, Inc.

July 11, 2006

C. I express no opinion as to the effect or application of any laws or regulations other than the Delaware General Corporation Law as in effect on this date. I am not a member of the Bar of the State of Delaware and have not obtained any opinions of local counsel. As to such matters, I have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to me.

Based on the foregoing, upon the assumptions that there will be no material changes in the documents I have examined and the matters investigated referred to above, I am of the opinion that the shares of Common Stock issuable under the Plan and subject to the Registration Statement have been duly authorized by the Company and that, when issued and delivered in accordance with the terms of the Plan and for lawful consideration as determined pursuant to the provisions of the Delaware General Corporation Law, such shares of Common Stock will be validly issued, fully paid and nonassessable.

This letter is given for the sole benefit and use of the Company and does not address any matters other than those expressly addressed herein. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. I undertake no responsibility to update or supplement it after such date.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Form S-8 Registration Statement. By giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ David B. Liner
David B. Liner
Vice President, General Counsel and Secretary of Roper Industries, Inc.